EXHIBIT 99.1

PCTEL Announces Termination of Share Repurchase Program

BLOOMINGDALE, Illinois – April 2, 2020 – PCTEL, Inc. (Nasdaq: PCTI) announced that the Board of Directors has terminated the Company’s previously announced share repurchase program.  The Board of Directors does not presently intend to modify the Company’s dividend policy.

“Given the uncertainty surrounding the COVID-19 virus and its impact on economic and market conditions, the Board determined that it is prudent to terminate the share repurchase program,” said David Neumann, PCTEL’s Chief Executive Officer. “Maintaining our strong balance sheet will allow PCTEL flexibility to address the unique and evolving challenges presented by the COVID-19 situation.”

In connection with the termination of the share repurchase program, the Company has also terminated a plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, that was in place to facilitate market repurchases.

Under the now terminated share repurchase program, the Company repurchased approximately 375,000 shares of common stock for an aggregate purchase price of approximately $2.0 million.  Following these repurchases, the Company had approximately 18.5 million shares of common stock outstanding.

About PCTEL

PCTEL is a leading global provider of wireless technology, including purpose-built Industrial IoT devices, antenna systems, and test and measurement solutions. Trusted by our customers for over 25 years, we solve complex wireless challenges to help organizations stay connected, transform, and grow.

For more information, please visit our website at https://www.pctel.com/.

PCTEL Safe Harbor Statement

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 involving, among other things, uncertainties inherent in business and financial planning, and, in particular, uncertainties around the impact of the spread of the COVID-19 virus, and actions taken to address this spread, on PCTEL’s operations, the demand for PCTEL’s products, global supply chains, and economic activity and conditions in general. These statements are based on management’s current expectations, and actual results may differ materially from those projected as a result of certain risks and uncertainties, including uncertainties around the impact of the spread of the COVID-19 virus and actions taken to address this spread, market conditions, economic factors (such as interest rate and currency exchange rate fluctuations), customer demand for PCTEL’s products including demand from customers in China, growth and continuity in PCTEL’s defined market segments, and PCTEL’s ability to grow its wireless products business and create, protect, and implement new technologies and solutions. These and other risks and uncertainties are detailed in PCTEL's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events, or otherwise.

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PCTEL® is a registered trademark of PCTEL, Inc. © 2020 PCTEL, Inc. All rights reserved.

For further information contact:

Kevin McGowan

CFO

PCTEL, Inc.

(630) 339-2051

Suzanne Cafferty

Vice President, Global Marketing

PCTEL, Inc.

(630) 339-2105

Public.relations@pctel.com